UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2005

The First Marblehead Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31825	04-3295311
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts		02199-8157
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 895-4283

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 10, 2005, The First Marblehead Corporation (the “Corporation”) entered into a letter agreement (the “Offer Letter”) with Peter B. Tarr relating to Mr. Tarr’s appointment as general counsel of the Corporation.  The Offer Letter also provides that Mr. Tarr will be nominated for election as vice chairman of the board of directors of the Corporation (the “Board”) at the first meeting of the Board following commencement of his employment on July 12, 2005.

The Offer Letter summarizes the compensatory arrangements relating to Mr. Tarr’s employment with the Corporation.  Mr. Tarr will receive an annual base salary of $800,000, and he is expected to receive annual cash incentive compensation in the amount of 50% to 100% of his annual base salary.  On the date Mr. Tarr commences employment, he will be granted restricted stock units pursuant to the Corporation’s 2003 stock incentive plan having a fair market value of $5,000,000, based on the closing price of the Corporation’s common stock on the New York Stock Exchange on the date of grant.  The restricted stock units will vest in five equal annual installments commencing on the first anniversary of the date of grant.

Mr. Tarr’s employment is terminable by either the Corporation or Mr. Tarr.  Under the terms of the Offer Letter, if Mr. Tarr’s employment is terminated by the Corporation without cause, all of his restricted stock units will immediately vest in full, and he will be entitled to (i) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (ii) continuation of benefits for one year.  In the event of a reorganization event, as defined in the 2003 stock incentive plan, all of Mr. Tarr’s restricted stock units will immediately vest in full.  In addition, if Mr. Tarr resigns or his employment is terminated without cause following a reorganization event, he will be entitled to (i) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (ii) continuation of benefits for one year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: June 16, 2005	By:	/s/ Donald R. Peck
Donald R. Peck
Executive Vice President, Chief Financial Officer and Treasurer